Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Brookfield to Acquire TerraForm Global

BETHESDA, MD, March 7, 2017 (GLOBENEWSWIRE) -- TerraForm Global, Inc. (Nasdaq: GLBL) (“TerraForm Global” or the “Company”), an owner and operator of clean energy power plants, today announced that it has entered into a definitive merger agreement under which Brookfield Asset Management Inc. (NYSE: BAM; TSX: BAM.A; EURONEXT AMSTERDAM: BAMA) (“Brookfield”), a leading global alternative asset manager, will acquire TerraForm Global for approximately $787 million in cash and will assume approximately $455 million in net debt, representing an enterprise value of approximately $1.3 billion. TerraForm Global owns and operates, or has contracts to acquire, a fleet of 31 wind and solar power plants totaling 952 MW of capacity spread across Brazil, India, China, South Africa, Thailand, Malaysia, and Uruguay.

Transaction Details

Under the terms of the merger agreement, Brookfield will purchase all of the outstanding Class A shares of TerraForm Global for $5.10 per share in cash. For Class A shareholders, this represents a premium of approximately 50% to TerraForm Global’s closing share price on September 16, 2016, the last trading day prior to TerraForm Global’s announcement that its Board of Directors had initiated an exploration of strategic alternatives to maximize shareholder value. Immediately prior to the merger, pursuant to a settlement agreement entered into between TerraForm Global and SunEdison, Inc. (“SunEdison”), SunEdison will exchange all of its Class B shares and TerraForm Global, LLC Class B units into 25% of the outstanding Class A shares on a fully diluted basis. The transaction has been approved by the Board of Directors of TerraForm Global, acting on the recommendation of its Corporate Governance and Conflicts Committee, and has also been approved by the Board of Directors of Brookfield. This transaction also has the support of SunEdison.

Compelling Strategic and Financial Rationale

“We are pleased to have reached a successful completion of TerraForm Global’s strategic alternatives process to maximize value for our shareholders,” said Peter Blackmore, Chairman and Interim Chief Executive Office of TerraForm Global. “After a thorough review of alternatives and the significant steps taken by the Board and management to best position TerraForm Global for success, we are confident a sale to Brookfield is the best possible transaction for our shareholders. We look forward to working closely with Brookfield’s experienced team to achieve a timely closing and a seamless transition."

“SunEdison is supportive of this transaction which we believe maximizes value for the estate and the independent shareholders of TerraForm Global,” said John Dubel, Chief Executive Officer and Chief Restructuring Officer of SunEdison.

Approvals and Timing to Close

The transaction is expected to be completed in the second half of 2017 and is subject to certain closing conditions, including shareholder approval by the majority of Class A shareholders (excluding SunEdison and Brookfield), regulatory approvals, the resolution of certain litigation against TerraForm Global, and certain approvals from the U.S. bankruptcy court overseeing the SunEdison Chapter 11 bankruptcy case, including the Court’s approval of the settlement agreement between TerraForm Global and SunEdison, and the Court’s approval of SunEdison’s vote in favor of the Brookfield transaction. The completion of this transaction is not subject to the completion of Brookfield’s transaction with TerraForm Power, Inc. also announced today.

TerraForm Global’s Settlement Agreement with SunEdison

TerraForm Global also announced today that it has entered into a settlement agreement with SunEdison in connection with the Chapter 11 bankruptcy case of SunEdison (the “SunEdison Bankruptcy”). This agreement is subject to the approval of the U.S. bankruptcy court overseeing the SunEdison Bankruptcy.

The settlement agreement contains certain terms to resolve the complex legal relationship between TerraForm Global and SunEdison, including, among other things, an allocation of the total consideration paid in connection with the Brookfield transaction and, with certain exceptions, the full mutual release of all claims between SunEdison and its affiliated debtors and non-debtors and TerraForm Global and its subsidiaries. Under the settlement terms, following the exchange of all of its Class B shares and TerraForm Global, LLC Class B units for Class A shares, SunEdison will receive consideration equal to 25% of the total consideration paid to all of TerraForm Global’s shareholders, reflecting the settlement of intercompany claims and cancellation of incentive distribution rights. The remaining 75% of the consideration will be distributed to existing Class A shareholders.

In connection with the merger agreement, SunEdison, TerraForm Global and Brookfield entered into a voting and support agreement under which SunEdison agreed to vote all of its shares of TerraForm Global in favor of the Brookfield transaction. This agreement is also subject to the approval of the U.S. bankruptcy court overseeing the SunEdison Bankruptcy.

The settlement agreement has been approved by the Board of Directors of TerraForm Global, acting on the recommendation of its Corporate Governance and Conflicts Committee.

Additional information about the merger agreement and the settlement agreement can be found in the Current Report on Form 8-K that TerraForm Global filed with the Securities and Exchange Commission today. A copy of the filing is available on the Investors page of TerraForm Global’s website at http://www.terraformglobal.com.

Advisors

Greentech Capital Advisors, Centerview Partners, and AlixPartners acted as financial advisors to TerraForm Global on this transaction. Sullivan & Cromwell LLP acted as legal counsel for TerraForm Global. Greenberg Traurig, LLP and Robbins, Russell, Englert, Orseck, Untereiner & Sauber, LLP acted as legal counsel for the independent directors and the Corporate Governance and Conflicts Committee.

About TerraForm Global

TerraForm Global is a renewable energy company that is changing how energy is generated, distributed and owned. TerraForm Global creates value for its investors by owning and operating clean energy power plants in high-growth emerging markets. For more information about TerraForm Global, please visit: www.terraformglobal.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases.  All statements that address operating performance, events, or developments that the Company expects or anticipates will occur in the future are forward-looking statements.  They may include financial metrics such as estimates of expected adjusted earnings before interest, taxes, depreciation and amortization, cash available for distribution, earnings, revenues, capital expenditures, liquidity, capital structure, future growth, financing arrangement and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above.  Forward-looking statements are based on the Company’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made.  Although the Company believes its respective expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.  Factors that might cause such differences include, but are not limited to, the expected timing and likelihood of completion of the Merger, including the timing, receipt and terms and conditions of any required governmental approvals of the Merger that could cause the parties to abandon the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the risk of failure by the Bankruptcy Court to confirm the Settlement Agreement, the Voting and Support Agreement and any other agreement entered into in connection with the Merger or the other transactions contemplated by the Merger Agreement to which SunEdison or any other debtor will be a party; the risk of failure of the holders of a majority of the outstanding Shares to adopt the Merger Agreement and of the holders of a majority of the Class A Shares other than SunEdison and its affiliates and Brookfield and its affiliates to approve the Merger Agreement and the transactions contemplated by the Merger Agreement; the risk that the parties may not be able to satisfy the conditions to the Merger in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the Merger; the risk that any announcements relating to the Merger could have adverse effects on the market price of the Company’s common stock; the risk that the proposed transaction and its announcement could have an adverse effect on the Company’s ability to retain and hire key personnel and maintain relationships with its suppliers and customers and on its operating results and businesses generally; the Company’s relationship with SunEdison, including SunEdison’s bankruptcy filings; risks related to events of default and potential events of default arising under project-level financings and other agreements due to various factors; risks related to the Company’s failure to satisfy continued listing requirements of NASDAQ; the Company’s ability to acquire projects at attractive prices as well as to integrate the projects the Company acquires from third parties or otherwise realize the anticipated benefits from such acquisitions, including through refinancing or future sales; actions of third parties, including but not limited to the failure of SunEdison to fulfill its obligations and the actions of the Company’s bondholders and other creditors; price fluctuations, termination provisions and buyout provisions in offtake agreements; delays or unexpected costs during the completion of projects the Company intends to acquire; regulatory requirements and incentives for production of renewable power; operating and financial restrictions under agreements governing indebtedness; the condition of the debt and equity capital markets and the Company’s ability to borrow additional funds and access capital markets; the impact of foreign exchange rate fluctuations; the Company’s ability to compete against traditional and renewable energy companies; hazards customary to the power production industry and power generation operations, such as unusual weather conditions and outages or other curtailment of the Company’s power plants; departure of some or all of SunEdison’s employees, particularly key employees and operations and maintenance or asset management personnel that the Company significantly relies upon; pending and future litigation; and the Company’s ability to operate the Company’s business efficiently, including to manage the transition from SunEdison information technology, technical, accounting and generation monitoring systems, to manage and complete governmental filings on a timely basis, and to manage the Company’s capital expenditures, economic, social and political risks and uncertainties inherent in international operations, including operations in emerging markets and the impact of foreign exchange rate fluctuations, the imposition of currency controls and restrictions on repatriation of earnings and cash, protectionist and other adverse public policies, including local content requirements, import/export tariffs, increased regulations or capital investment requirements, conflicting international business practices that may conflict with other customs or legal requirements to which we are subject, the inability to obtain, maintain or enforce intellectual property rights, and being subject to the jurisdiction of courts other than those of the United States, including uncertainty of judicial processes and difficulty enforcing contractual agreements or judgments in foreign legal systems or incurring additional costs to do so. Many of these factors are beyond the Company’s control.

The Company disclaims any obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law.  The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties which are described in the Company’s Form 10-K for the 2015 fiscal year and Forms 10-Q for the first, second and third quarters of 2016, as well as additional factors it may describe from time to time in other filings with the SEC or incorporated herein.  You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Parent.  In connection with the proposed acquisition, Parent and the Company intend to file relevant materials with the SEC, including the Company’s proxy statement on Schedule 14A.  STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, http://www.sec.gov.  The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TerraForm Global, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814: (240) 762-7700, or from the Company’s website, https://www.terraformglobal.com/.

Contacts

Investors for TerraForm Global:
Brett Prior
Head of Investor Relations
investors@terraform.com
(650) 889-8628

Media for TerraForm Global:
Meaghan Repko / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
media@terraform.com
(212) 355-4449